Exhibit 2.1

EXECUTION COPY

CONFIDENTIAL

THIRD WAIVER AND AGREEMENT

This THIRD WAIVER AND AGREEMENT, dated as of February 23, 2018 (this “Waiver”), is by and among Genworth Financial, Inc., a Delaware corporation (the “Company”), Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the People’s Republic of China (“Parent”), and Asia Pacific Global Capital USA Corporation, a Delaware corporation (“Merger Sub”) (each of the Company, Parent and Merger Sub, a “Party” and collectively, the “Parties”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub have entered into that certain (i) Agreement and Plan of Merger, dated as of October 21, 2016 (the “Merger Agreement”), (ii) Waiver and Agreement, dated as of August 21, 2017 and (iii) Second Waiver and Agreement, dated as of November 29, 2017;

WHEREAS, the Company proposes to put in place a syndicated senior term loan in an aggregate principal amount of up to $450,000,000 (the “Facility”) in accordance with the terms and conditions set forth in Annex A to the Commitment Agreement (as defined below) in order to have funds available to repay the Company 2018 Notes in the event that the Closing does not occur prior to the maturity of the Company 2018 Notes;

WHEREAS, an Affiliate of Parent (the “Parent Affiliate”) is on the date hereof entering into a commitment agreement (the “Commitment Agreement”) with the Company pursuant to which it has committed (the “Commitment”) to fund up to a maximum amount of $110,000,000 or such lesser amount as may be accepted by the Company and Goldman Sachs Bank USA in accordance with the terms of the Commitment Agreement (the “Commitment Amount”) of the Facility, on the terms and subject to the conditions set forth in the Commitment Agreement;

WHEREAS, pursuant to Section 6.15 of the Merger Agreement, Parent agreed to establish the Escrow Account pursuant to the Parent Escrow Agreement to hold amounts deposited therein as collateral and security for the payment of the Parent Termination Fee and any damages, judgment, decision or award (including any arbitration award) that may become due by Parent and its Affiliates in connection with the Merger Agreement and the transactions contemplated thereby; and

WHEREAS, the Parties have agreed (i) to terminate the Parent Escrow Agreement, (ii) to cause the Escrow Agent immediately to release all funds from the Escrow Account to Parent, and (iii) that a portion of the funds so released is intended to fund the Commitment, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, and subject to and on the terms and conditions set forth in this Waiver, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

SECTION 1. Consent to Incurrence of Indebtedness under the Facility and Repayment of Company 2018 Notes. Pursuant to Section 6.1(a) of the Merger Agreement, Parent hereby agrees that the Company may enter into the Facility and the agreements and any other documentation contemplated under the terms of the Facility and the Commitment Agreement or incidental thereto, incur Indebtedness thereunder and apply net proceeds thereof to repayment of the Company 2018 Notes. Parent and Merger Sub hereby irrevocably waive any right to terminate the Merger Agreement or claim thereunder against the Company based upon or arising out of any actual or alleged breach of any representation, warranty, covenant or agreement in the Merger Agreement that is based upon the Company’s entering into the Facility, the incurrence by the Company of Indebtedness thereunder or the application of net proceeds thereof to repay the Company 2018 Notes.

SECTION 2. Escrow Termination.

(a)    As promptly as practicable after the execution and delivery of this Waiver, Parent and the Company shall: (i) jointly execute and deliver to the Escrow Agent a written notice terminating the Parent Escrow Agreement pursuant to Section 17 thereof, effective upon the release of all funds therein as provided in this Section 2; and (ii) jointly execute and deliver to the Escrow Agent an instruction letter, in the form required by the Parent Escrow Agreement, instructing the Escrow Agent immediately to release all funds in the Escrow Account to Parent by wire transfer of same day funds to an account designated by Parent in such instruction letter (such account, the “Designated Account”).

(b)    Parent hereby agrees that it shall, and shall cause the Parent Affiliate to (i) retain funds in the Designated Account in an amount equal to no less than the Commitment Amount from the date all funds from the Escrow Account are received into the Designated Account until the date on which the Facility is funded in accordance with the terms thereof, or the earlier termination of the Commitment, and (ii) fund the Commitment solely from funds in the Designated Account.

(c)    Each of Parent and the Company hereby irrevocably waives compliance by the other with the last sentence of Section 6.15(b) of the Merger Agreement and any claim that it may have against the other resulting from, arising out of or relating to any failure to comply with the last sentence of Section 6.15(b) of the Merger Agreement.

SECTION 3. Waiver. (a) The Company hereby (i) acknowledges that, as of the date hereof, there has been no breach of the Merger Agreement on the part of Parent or Merger Sub and (ii) irrevocably waives any claim against each of Parent and Merger Sub based upon or arising out of any actual or alleged breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement based upon the facts or circumstances existing or occurring on or prior to the date hereof; and (b) Parent hereby (i) acknowledges that, as of the date hereof, there has been no breach of the Merger Agreement on the part of the Company and (ii) irrevocably waives any claim against the Company based upon or arising out of any actual or alleged breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement based upon the facts or circumstances existing or occurring on or prior to the date hereof and in each of the foregoing clauses (a) and (b), for all purposes under the Merger Agreement including Section 8.3(a), Section 8.4(b) and Section 8.5 (as applicable).

SECTION 4. General Provisions.

(a)    Except as expressly provided herein, nothing in this Waiver shall be deemed to constitute a waiver of compliance by any Party with respect to any other term, provision or condition of the Merger Agreement or shall be deemed or construed to amend, supplement or modify the Merger Agreement or otherwise affect the rights and obligations of any Party thereto, all of which remain in full force and effect.

(b)    This Waiver and the Commitment Agreement constitute the entire agreement and understanding, and supersede any other prior agreements or understandings (written or oral) between or among the Parties (i) consenting to the incurrence by the Company of Indebtedness not otherwise permitted to be incurred under Section 6.1(a) of the Merger Agreement, or (ii) relating to the termination of the Parent Escrow Agreement or the release of funds from the Escrow Account.

(c)    The following provisions from the Merger Agreement shall be incorporated into, and be effective with respect to, this Waiver as if set forth herein in their entirety: Section 9.2 (Modification or Amendment); Section 9.4 (Counterparts); Section 9.5 (Governing Law; Arbitration; Specific Performance; Sovereign Immunity); Section 9.6 (Notices); Section 9.9 (Obligations of Parent and of the Company); Section 9.11 (Severability); and Section 9.13 (Assignment).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Waiver as of the date first written above.

GENWORTH FINANCIAL, INC.

By:	/s/ Thomas J. McInerney
Name:	Thomas J. McInerney
Title:	President and Chief Executive Officer

ASIA PACIFIC GLOBAL CAPITAL CO., LTD.

By:	/s/ Xiaoxia Zhao
Name:	Xiaoxia Zhao
Title:	Director and General Manager

ASIA PACIFIC GLOBAL CAPITAL USA CORPORATION

By:	/s/ Xiaoxia Zhao
Name:	Xiaoxia Zhao
Title:	President